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                                                                                 EXHIBIT 12

                                     KENTUCKY UTILITIES COMPANY

                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




      Year Ended December 31,             1994       1993        1992       1991        1990
                                                                 (in thousands except ratios)

      Earnings
         Net Income                  $ 77,512   $  81,286   $ 76,298   $  84,755   $ 80,113
      Adjustments
         Fixed charges                 34,558      32,899     40,965      38,185     37,351
         Income taxes
         Current Federal               37,058      35,893     30,838      37,241     30,618
         Current State                  8,812       9,484      7,951       9,252      8,866
         Deferred Federal--Net         (1,114)      2,837      2,269         570      3,024
         Deferred State--Net               13          71        561         160        (26)
         Deferred investment
           tax credit--Net                (86)       (107)      (130)       (654)      (151)
         Income taxes included
           in Other Income
           and Deductions
         Current Fed and State          1,881      (2,616)      (224)      2,085      4,167
         Deferred Fed and State          (458)      2,817      1,144        (458)      (535)
         Amortization of
           investment credit           (4,024)     (4,024)    (4,019)     (3,723)    (4,039)
         Undistributed income of
           Electric Energy, Inc           (39)        (38)       (53)          5         76


           Total Earnings            $154,113   $ 158,502   $155,600   $ 167,418   $159,464

      Fixed Charges
         Int on long-term debt       $ 32,147   $  31,650   $ 39,571   $  36,559   $ 36,132
         Other interest charges         2,411       1,249      1,394       1,626      1,219

           Total Fixed Charges       $ 34,558   $  32,899   $ 40,965   $  38,185   $ 37,351


      Ratio of Earnings
        to Fixed Charges                 4.46        4.82       3.80        4.38       4.27




      ____________

      Note--Rentals are not material and have not been included in fixed charges.
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